Exhibit 99.2

FOR IMMEDIATE RELEASE

Contacts

Damon Elder

Spotlight Marketing Communications

(949) 427-5172, ext. 702

damon@spotlightmarcom.com

Strategic Storage Trust II, Inc. Announces Increased Estimated Per Share Net Asset Value of $10.65

LADERA RANCH, Calif. (April 20, 2018) – Strategic Storage Trust II, Inc. (“SST II”) announced today that its board of directors has approved an estimated per share net asset value (“NAV”) of its Class A common stock and Class T common stock of $10.65, calculated as of December 31, 2017. Previously, the board approved an estimated NAV of $10.22 calculated as of December 31, 2016, representing a year-over-year increase of approximately 4.2 percent.

“We are very pleased with the increase in valuation of the Strategic Storage Trust II, Inc. portfolio,” said H. Michael Schwartz, chairman and chief executive officer of SST II. “The increase in our estimated per share net asset value validates our investment thesis of acquiring stabilized self storage properties, as well as the expertise of our management team, which continues to drive long-term value for our investors.”

On April 19, 2018, SST II’s board of directors approved the estimated per share NAV of $10.65 based on the estimated value of its assets less the estimated value of its liabilities, or net asset value, divided by the number of shares outstanding on an adjusted fully diluted basis, calculated as of December 31, 2017.

Duff & Phelps, LLC (“Duff & Phelps”), an independent third-party real estate valuation and advisory firm, was engaged to provide valuation services of SST II’s assets and liabilities, including the 83 self storage properties and two vacant land parcels owned by SST II. Upon the nominating and corporate governance committee’s receipt and review of the Duff & Phelps valuation report, the committee concluded that the range in estimated value per share of $9.98 to $11.35, with an approximate mid-range value per share of $10.65, was reasonable and recommended to the board that it adopt $10.65 as the estimated value per share for the SST II’s Class A shares and Class T shares.

SST II acquired the 83 self storage properties and two vacant land parcels for approximately $838 million. The total appraised value of the properties at the midpoint was approximately $1.0 billion, representing an approximate 19.3% increase in the total value over the aggregate purchase price.

The appraisals were performed in accordance with the Uniform Standards of Professional Appraisal Practice (USPAP), the real estate appraisal industry standards created by The Appraisal Institute, as well as the requirements of the state where each real property is located.

The valuation was determined in compliance with the Investment Program Association’s practice guideline regarding valuations of publicly registered non-listed REITs (“IPA guidelines”). Consistent with the IPA guidelines, the valuation does not include a portfolio premium that may reasonably be expected to accrue in a typical real estate valuation process conducted for transaction purposes, nor does it reflect an enterprise value.

For a full description of the methodology and assumptions used to determine the estimated per share NAV and the limitations of the estimated per share NAV, please see SST II’s Current Report on Form 8-K that was filed with the U.S. Securities and Exchange Commission on April 20, 2018.

About Strategic Storage Trust II, Inc. (“SST II”)

SST II is a public non-traded REIT that focuses on stabilized self storage properties. The SST II portfolio currently consists of 83 self storage facilities located in 14 states and Ontario, Canada, comprising approximately 51,300 self storage units and approximately 6.0 million net rentable square feet of storage space.

About SmartStop Asset Management, LLC (“SmartStop”)

SmartStop is a diversified real estate company focused on self storage assets, along with student and senior housing. SmartStop has approximately $1.5 billion of real estate assets under management, including 114 self storage facilities located throughout the United States and Toronto, Canada, comprised of approximately 72,000 units and 8.3 million rentable square feet. SmartStop’s real estate portfolio also includes five student housing communities with approximately 2,800 beds and 1.1 million square feet of space, as well as three senior housing communities with approximately 350 beds and 250,000 rentable square feet of space. SmartStop is the sponsor of Strategic Storage Trust IV, Inc., SST II, and Strategic Storage Growth Trust, Inc., all public non-traded REITs focusing on self storage assets. The facilities offer affordable and accessible storage units for residential and commercial customers. In addition, they offer secure interior and exterior storage units as well as outside storage areas for vehicles, RVs and boats. Additional information regarding SmartStop is available at www.SAM.com and more information regarding SmartStop® Self Storage in the United States and Canada is available at www.smartstopselfstorage.com.